Exhibit 99.1

FOR IMMEDIATE RELEASE

Merix Investor Relations Contact:

Lynda Ramsey, Vice President, Treasurer

503.992.4531

Merix Corporation Announces Financial Results for Third Quarter

FY 2006

Merix will conduct a conference call and live webcast on Thursday, March 30 at 2:00 pm PT. To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 5:00 p.m. PT on March 30, 2006. A phone replay will be available until approximately midnight on April 6, 2006 by calling (719) 457-0820, access code 3290409.

FOREST GROVE, OR, March 30, 2006 - Merix Corporation (NASDAQ:MERX) today announced financial results for the third quarter of fiscal 2006, ended February 25, 2006. Sales for the third quarter increased 90% to $95.1 million compared to $50.0 million for the third quarter of fiscal 2005, due primarily to the inclusion of the sales activity for Merix Asia which was acquired in September 2005. On a GAAP basis, net income in the third quarter of fiscal 2006 was $809 thousand or $0.04 per fully diluted share compared to net income of $393 thousand or $0.02 per diluted share in the third quarter of fiscal 2005.

On a non-GAAP basis, Merix had income of $2.7 million, or $0.14 per diluted share, in the third quarter of fiscal 2006 compared to non-GAAP income of $876 thousand, or $0.04 per diluted share, in the third quarter of fiscal 2005. Merix defines its non-GAAP income as GAAP net income before amortization of intangibles, inventory purchase accounting adjustments resulting from acquisitions, and the earnings effect of the valuation allowance against deferred taxes. Management believes the excluded items are not representative of underlying trends in the Company’s operating performance and that excluding them provides investors with additional information to assess the Company’s results over multiple periods and compare the Company’s results with the results of its competitors. See Related Financial Highlights in this earnings release for a reconciliation of GAAP to non-GAAP results.

Operating results for the third quarter include the operations of Merix Asia for a full quarter. As permitted by the Securities and Exchange Commission, Merix consolidates the results of Merix Asia on a one-month lag. Accordingly, Merix’ third fiscal quarter ending February 25, 2006 included the operating results of Merix Asia for the period October 23, 2005 through January 21, 2006.

In addition to the revenue impact of Merix Asia sales, a strong North American printed circuit board market, and a strategic emphasis on quick-turn market share, resulted in an approximate 30% increase in sales in these more profitable product offerings over the prior year quarter.

Gross margin was 17.4% in the third quarter of fiscal 2006 compared to a gross margin of 14.8% in the third quarter of 2005. Included as a charge to cost of goods sold during the third quarter of fiscal 2006 was an inventory purchase accounting adjustment due to the acquisition of Merix Asia in the amount of $2.2 million related to the write-up to fair market value of inventories. Excluding this charge, for which there will be no further earnings impact, gross margin in the third quarter of fiscal 2006 would have been 19.7%. The improvement in gross margin over the prior year resulted primarily from higher margins generated from increased quick-turn and premium services revenues.

Total operating expense for the third quarter of fiscal 2006 was $13.5 million compared to $7.0 million for the third quarter of fiscal 2005. Operating expense in the third quarter of fiscal 2006 includes operating expense for the Merix Asia operations. In addition, operating expense in North America increased due to increased general and administrative headcount required to support global operations and incremental selling expenses attributed to higher sales volumes.

Net interest and other expense of $1.8 million in the third quarter of fiscal 2006 reflects increased interest expense from borrowings and reduced interest income associated with lower cash balances, in each case resulting from the acquisition of Merix Asia.

EBITDA, which is adjusted for the exclusion of $2.2 million expense related to purchase accounting entries as discussed above, was $11.3 million in the third quarter of fiscal 2006.

Merix generated cash from operations of $1.7 million in the third quarter. Cash and short-term investments were $32.3 million at the end of the quarter, which was a decrease from the end of fiscal year 2005 due to the use of cash for the Merix Asia acquisition. Total debt increased to $103.0 million at the end of the quarter compared to $27.0 million at the end of fiscal 2005 as a result of incurring additional debt to finance the acquisition of Merix Asia. Debt, net of cash and investments at the end of the third quarter fiscal 2006 was $70.7 million, down from $73.5 million at the end of the second quarter of fiscal 2006. Incremental borrowing capacity under revolving lines of credit was $18.1 million at the end of the third quarter fiscal 2006, compared to $11.6 million at the end of the second quarter 2006.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, stated, “We are pleased with our third quarter results. The increased profitability from North American quick-turn and premium services drove global performance above our expectations.”

Hollinger added, “We have focused on expanding our quick-turn business in North America with the objective of establishing ourselves as the number one quick-turn manufacturer globally. The operating results this quarter demonstrate the strength of our strategy in offering our expanded customer base a range of capabilities that include reduced cycle times, advanced technology, and global manufacturing, and reinforces our commitment to shifting the balance of our mix towards quick-turn work in North America, complimented with high-technology volume production in North America and lower-cost, volume manufacturing in Asia. Our goal is to continue to capitalize on the opportunities and synergies presented by this model.”

Hollinger went on to say, “The acquisition of Merix Asia has also had the desired result of diversifying our customer base and industry concentrations. In the third quarter of fiscal 2006, five of our top ten customers were new to Merix via the Asian acquisition. In addition, our telecommunications market segment now represents 44% of total revenues, down from 77% last year, and the automotive market segment is now 20% of total revenues which was zero in prior years. We expect that this diversification will reduce the volatility of our business cycles and provide a platform for improved stability in our earnings.”

“The integration of the Merix Asia acquisition is progressing through our first six months of ownership. We have been successful in winning annual renewal contracts from previously existing automotive customers, qualifying two of our large traditional Merix customers and receiving expressions of interest in our Asian capabilities from several other customers who have visited our Asian factories. In addition, we have begun to capitalize on cross-selling opportunities among all of our factories. We continue our management focus on the successful integration of these combined operations,” Hollinger concluded.

Business Outlook

For the fourth quarter of fiscal 2006, Merix expects sales to range between $91.0 and $95.0 million with GAAP net income of between $2.5 million and $3.5 million or between $0.13 and $0.17 per diluted share. Non-GAAP earnings are expected to range between $2.0 million and $3.0 million or between $0.11 and $0.15 per diluted share. EBITDA in the fourth quarter is expected to range between $10.0 million and $12.0 million. The outlook for the fourth quarter reflects the impact of factory holidays for Chinese New Year in Asia.

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, automotive, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

This release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 relating to the Company’s business operations and prospects, including statements related to estimates of financial results for the fourth quarter of fiscal 2006 that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; the ability to realize the anticipated benefits or synergies of the Merix Asia acquisition in a timely manner or at all; fluctuations in demand for products and services of the company, including quick-turn and premium services; the introduction of new products or technologies by competitors; the ability to successfully and timely integrate the operations of Merix Asia; the ability to avoid unanticipated costs, including costs relating to product quality issues and customer warranty claims; pricing and other competitive pressures in the industry from domestic and global competitors; foreign currency risk; all other risks inherent in foreign operations such as increased regulatory complexity and compliance cost and greater political and economic instability; our ability to fully utilize our assets and control costs; our ability to control or pass through increases in the cost of raw materials and supplies; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 28, 2005. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Nine Months Ended
	February 25, 2006	February 26, 2005	February 25, 2006	February 26, 2005
Net sales	$95,130	$50,008	$208,589	$135,382
Cost of sales	78,559	42,589	176,987	117,885

Gross profit	16,571	7,419	31,602	17,497
Engineering	1,756	1,656	4,647	4,993
Selling, general and administrative	10,909	4,714	22,507	12,741
Amortization of identifiable intangibles	854	635	2,432	635
Restructuring and related activities	—	—	1,135	—

Total operating expense	13,519	7,005	30,721	18,369
Operating income (loss)	3,052	414	881	(872)
Interest and other income (expense), net	(1,834)	(21)	(2,483)	(27)

Income (loss) before taxes and minority interest	1,218	393	(1,602)	(899)
Income tax expense	391	—	449	1

Income (loss) before minority interest	827	393	(2,051)	(900)
Minority interest expense	18	—	31	—

Net income (loss)	$809	$393	$(2,082)	$(900)

Net income (loss) per diluted share	$0.04	$0.02	$(0.11)	$(0.05)

Shares used in per share calculations	19,766	19,476	19,459	19,193

MERIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	February 25, 2006	May 28, 2005
Assets
Cash and short-term investments	$32,337	$77,685
Accounts receivable, net	73,060	37,338
Inventories	22,621	11,227
Other current assets	8,726	2,451

Total current assets	136,744	128,701
Property, plant and equipment, net	128,830	88,132
Goodwill	82,725	25,551
Identifiable intangibles, net	17,223	9,754
Leasehold land use rights	6,483	—
Other assets	2,236	1,803

Total assets	$374,241	$253,941

Liabilities and Shareholders’ Equity
Accounts payable	$47,696	$16,957
Other accrued liabilities	10,902	4,773
Accrued compensation	8,042	4,721
Accrued warranty	3,120	1,519
Current portion of long-term debt	17,473	1,000

Total current liabilities	87,233	28,970
Long-term debt	85,517	26,000
Other long-term liability	980	960

Total liabilities	173,730	55,930
Minority interests	3,560	—
Shareholders’ equity	196,951	198,011

Total liabilities and shareholders’ equity	$374,241	$253,941

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	Q3 05		Q2 06		Q3 06
SUMMARY OPERATING RESULTS
Net sales	100.0%	$50,008	100.0%	$61,672	100.0%	$95,130
Cost of sales	85.2%	42,589	88.0%	54,256	82.6%	78,559
Gross margin	14.8%	7,419	12.0%	7,416	17.4%	16,571
Engineering expense	3.3%	1,656	2.3%	1,399	1.8%	1,756
Selling, general & administrative expense	9.4%	4,714	10.9%	6,723	11.5%	10,909
Restructuring and related activities			0.0%	—	0.0%	—
Amortization of identifiable intangibles	1.3%	635	1.3%	827	0.9%	854
Total operating expense	14.0%	7,005	14.5%	8,949	14.2%	13,519
Operating income (loss)	0.8%	414	-2.5%	(1,533)	3.2%	3,052
Interest and other income (expense), net	0.0%	(21)	-1.2%	(746)	-1.9%	(1,834)
Income (loss) before taxes and minority interest	0.8%	393	-3.7%	(2,279)	1.3%	1,218
Net income (loss)	0.8%	393	-3.8%	(2,346)	0.9%	809
Effective tax rate		0.0%		2.4%		32.1%
Shares for diluted EPS		19,476		19,475		19,766
Diluted income (loss) per share		$0.02		($0.12)		$0.04

SALES BY END MARKETS (% of Sales)
Communications	77%	$38,321	62%	$38,304	44%	$42,221
Automotive			6%	3,958	20%	19,020
High-end computing & storage	9%	4,257	7%	4,498	10%	9,271
Test & measurement	3%	1,730	7%	4,264	6%	6,107
Aviation & aerospace			3%	1,587	2%	1,616
Other	11.4%	5,700	15%	9,061	18%	16,895

OTHER FINANCIAL DATA
Cash provided by operations		$1,186		$1,777		$1,743
Capital expenditures		$1,511		$1,108		$3,121
Depreciation and amortization (% of sales)	8.4%	$4,191	9.3%	$5,722	6.7%	$6,354

NON-GAAP EARNINGS RECONCILIATIONS
	EPS	Net Income	EPS	Net Income (Loss)	EPS	Net Income
GAAP net loss	$0.02	$393	$(0.12)	$(2,346)	$0.04	$809
Adjustments:
-Amortization of identifiable intangibles	0.03	635	0.04	827	0.04	854
-Legal fees for defense of securities litigation	—	—	0.03	575	—	—
-Restructuring and related activities	—	—	—	—	—	—
-Purchase adjustments	0.02	320	0.09	1,727	0.11	2,158
-Adjustment to valuation allowance on deferred tax asset	(0.02)	(472)	(0.01)	(274)	(0.05)	(1,083)

Non-GAAP net income (loss)	$0.04	$876	$0.03	$509	$0.14	$2,738

GAAP net income		$393		$(2,346)		$809
Add back items:
Interest expense		428		1,108		1,987
Interest income		(472)		(448)		(360)
Income taxes		—		54		391
Amortization		725		843		1,121
Depreciation		3,466		4,055		5,233
Asia purchase adjustments		—		1,727		2,158

EBITDA (adjusted)		$4,540		$4,993		$11,339